GENERAL POWER OF ATTORNEY

I, Gyung Min Kim, of Seoul, Republic of Korea, hereby appoint Thomas Hicks of 4732 Fulton Street, City of San Francisco, County of San Francisco, State of California, as my attorney-in-fact to act in my capacity to do every act that I may legally do through an attorney-in-fact effective
December 1, 2003.
The rights, powers, and authority of my attorney-in-fact to exercise any and all of the rights and powers granted herein shall commence as of the effective date above and shall remain in full force and effect until thereafter revoked.

Effective Date: December 1, 2003



/s/ Gyung Min Kim
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Gyung Min Kim